Exhibit 99.1

The ONE Group Announces Resignation of Board of Directors Member Kin Chan

New York, NY – January 30, 2019 – The ONE Group Hospitality, Inc. (NASDAQ: STKS) today announced that Mr. Kin Chan, who has served as a member of the board of directors since November 2017, has resigned his position..

Emanuel “Manny” Hilario, President and CEO of The ONE Group stated, "We thank Kin for his many contributions to the Company and will miss his insights and perspective as we drive our global business.”

Kin Chan added, “Manny has done an excellent job improving operating performance and growing the business. I am so proud of what we have been able to accomplish and I wish the STK team well as they execute their global growth plan.”

About The ONE Group

The ONE Group (NASDAQ: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S., Europe, Mexico, and the Middle East. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services in high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

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Michelle Michalski, (646)277-1224